Exhibit 99.1

The Middleby Corporation Declares 3-for-1 Stock Split

ELGIN, Ill. --(BUSINESS WIRE)—May 30, 2014-- The Middleby Corporation (NASDAQ:MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing and residential kitchen equipment industries, today announced that the company’s Board of Directors has declared a three-for-one split of the company’s common stock.

The company will effect the stock split by issuing a stock dividend.  Each stockholder of record on June 16, 2014, will receive two additional shares of common stock for each share held on the record date.  Shares issued pursuant to the stock split will be distributed on June 26, 2014.

As a result of the stock split, the total number of shares of common stock outstanding will increase from approximately 19 million to approximately 57 million.

Company Statements and Information

Statements in this press release or otherwise attributable to the company regarding the company’s business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements.  Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company’s products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company’s SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company’s leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, CookTek®, CTX®, Doyon®, FriFri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Middleby Marshall®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, Turbochef®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, Processing Equipment Solutions®, RapidPak®, Spooner Vicars® and Stewart Systems®. The company’s leading equipment brands serving the residential kitchen industry includes Brigade®, Jade®, TurboChef® and Viking®. The Middleby Corporation has been recognized by Forbes Magazine as one of the Best Small Companies every year since 2005, most recently in October 2012.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

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Contact:	Darcy Bretz, Investor and Public Relations, (847) 429-7756
Tim FitzGerald, Chief Financial Officer, (847) 429-7744